Exhibit 7.06

Exchange Agreement Joinder

Reference is made to the Amended and Restated Exchange Agreement, dated as of November 10, 2005 (the “Exchange Agreement”), among Insight Communications Company, Inc., Insight Acquisition Corp., Sidney Knafel, Michael Willner, Continuing Investor Holding Company, LLC, the Holdco Continuing Investors (as defined therein), the Management Shareholders (as defined therein) and Carlyle (as defined therein).

The undersigned agrees, by execution hereof, to become a party to, and to be subject to the rights and obligations under, the Exchange Agreement as a Holdco Continuing Investor thereunder and agrees that the number of shares of Class A Common Stock that the undersigned will exchange pursuant to Section 1.4 of the Exchange Agreement is 14,421.

This joinder will become effective concurrently with the effectiveness of the amendment to the Exchange Agreement that is contemplated to be entered into prior to the Exchange Closing (as defined therein).

/s/ Adeline Kempner
ADELINE KEMPNER